Exhibit 99.1

Ruth’s Hospitality Group, Inc. Reports Full Year and Fourth Quarter 2012 Financial Results

Ruth’s Chris Steak House comparable sales increase 5.4% for 11th straight quarterly gain

Mitchell’s Fish Market comparable sales increase 3.4%

WINTER PARK, Fla.--(BUSINESS WIRE)--February 15, 2013--Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter and full year ended December 30, 2012.

Highlights for the 14-week fourth quarter of 2012 compared to the 13-week fourth quarter of 2011 were as follows:

Net income was $3.6 million or $0.10 per diluted share in the fourth quarter of 2012 compared to net income applicable to preferred and common shareholders of $1.9 million or $0.04 per diluted share in the fourth quarter of 2011.

  Expenses in the fourth quarter of 2012 included a $683 thousand gain on the settlement of unclaimed property liabilities and a $4.96 million net charge related to the future relocation of one restaurant, the non-cash impairment of assets at two other units, and the disposal of property and equipment. Expenses in the fourth quarter of 2011 included a $3.0 million non-cash charge for the impairment of an intangible asset and a $0.4 million non-cash loss on the disposal of property and equipment related to restaurant renovations.
  Excluding these non-cash charges and income from discontinued operations, non-GAAP diluted earnings per common share was $0.18 compared to $0.09 in the prior year period. The Company believes that non-GAAP earnings per diluted share, which excludes non-recurring and non-operating items from both periods, provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measures table for additional information.
  The Company’s fourth quarter of 2012 consisted of 14 weeks compared to 13 weeks in the fourth quarter of 2011. The Company estimates that the extra week increased earnings by approximately $0.02 per share.

“We are extremely pleased with the continued strength of our business during the fourth quarter,” stated Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc. “Our same store sales increase of 5.4% at Ruth Chris Steak House marked the 11th consecutive quarter of improvement and represents over 20% growth over the last three years. We’re also pleased with the continued progress at Mitchell’s Fish Market that resulted in a third straight quarter of same store sales growth. Together, our top-line growth drove strong earnings during the quarter.”

“2012 was a year of significant accomplishments that not only resulted in strong results for the year, but will also provide benefits going forward,” added O’Donnell. “These results reflect the hard work and tireless dedication of our teammates and valued franchise partners. In addition to the consistent sales growth and improved earnings, we successfully refinanced our credit facility and retired our entire class of preferred shares. Furthermore, we have seen our new unit pipeline grow stronger and gain momentum with increased openings during the year, and we are on pace for further new unit growth in the year ahead. As we enter 2013, we believe that we are better positioned for improved earnings and cash flow, while maintaining the balance sheet flexibility to continue to invest in our business and create long-term value for our shareholders.”

Development Update

One franchised Ruth’s Chris Steak House opened during the fourth quarter in Niagara Falls, Canada and one company-owned Ruth’s Chris Steak House restaurant opened in Cincinnati, OH. In total, six new Ruth’s Chris Steak Houses opened during 2012, including four franchised restaurants and one restaurant operating under a management agreement.

Subsequent to the quarter end a new restaurant opened at the Harrah’s Las Vegas Casino and Hotel under a licensing agreement. The Company continues to work towards developing new Ruth’s Chris Steak Houses. The Company’s current development plans for 2013 include opening a new company-owned restaurant in Denver, CO and relocating its Houston, TX restaurant. The Company also expects its franchise partners to open an additional four to five restaurants in 2013.

Additionally, the Company recently announced that it has signed an agreement for the development of four new franchised Ruth's Chris Steak House restaurants to be opened in mainland China over the next three years. The new restaurants are planned for Shanghai and Beijing and will be the first Ruth’s Chris Steak House restaurants in mainland China.

Review of Fourth Quarter 2012 Operating Results

Total revenues in the fourth quarter rose 15.5% to $115.1 million compared to $99.6 million in the prior year. The Company estimates that approximately $9 million of the increase in revenues in the fourth quarter can be attributed to the 14th week.

  Food and beverage costs, as a percentage of restaurant sales, decreased 40 basis points in the fourth quarter to 31.2% despite a 5.1% increase in beef prices. This was due to an increase in alcohol mix, pricing increases, and lower costs on other commodities.
  Restaurant operating expenses, as a percentage of restaurant sales, decreased 310 basis points in the fourth quarter to 47.8% due to lower benefits costs, favorable utilities costs and the effect of higher sales on fixed costs.

  Marketing and advertising costs in the fourth quarter increased 10 basis points to 4.2% due to a timing shift in advertising from the second quarter to the third and fourth quarters of 2012.
  General and administrative expenses increased to $9.2 million in the quarter due to the extra week, increases in performance based compensation and contract labor, the filling of open positions, and an increase in stock-based compensation.

At the end of the fourth quarter of 2012, the Company had $45 million in debt outstanding under its senior credit facility, a decrease of $24 million from the $69 million in debt outstanding at the end of the third quarter of 2012.

Ruth’s Chris Steak House Sales

  64 company-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2012 compared to 63 at the end of the prior year fourth quarter. Total operating weeks for the quarter increased to 893 from 819, including 64 additional weeks as a result of the 14th week.
  Average weekly sales for Ruth’s Chris Steak House were $101.0 thousand in the fourth quarter of 2012, an increase of 7.0% compared to $94.4 thousand in the fourth quarter of 2011.
  On a comparable 13-week basis, the 5.4% increase in company-owned comparable restaurant sales at Ruth’s Chris Steak House consisted of a traffic increase of 1.7% along with an average check increase of 3.6%.

Mitchell’s Fish Market Sales

  19 company-owned Mitchell’s Fish Market restaurants were open at the end of the fourth quarter of 2012 and 2011. Total operating weeks for the quarter increased to 266, including 19 additional weeks as a result of the 14th week. Total operating weeks exclude discontinued operations.
  Average weekly sales at Mitchell’s Fish Market were $67.4 thousand in the fourth quarter of 2012, an increase of 5.2% compared to $64.0 thousand in the fourth quarter of 2011.
  On a comparable 13-week basis, the 3.4% increase in comparable restaurant sales at Mitchell’s Fish Market consisted of a traffic increase of 5.4% and an average check decrease of 1.9%.

Franchise Income

  72 franchise-owned Ruth’s Chris Steak House restaurants were open at the end of the fourth quarter of 2012 compared to 68 at the end of the prior year fourth quarter.
  Franchise income increased 7.9% to $3.9 million in the fourth quarter of 2012 from $3.6 million in the prior year period, driven by a 3.4% increase in comparable franchise restaurant sales, the 14th week during the quarter, and new franchised unit development during the last 12 months.

Review of Full Year 2012 Operating Results

For the full year 2012, the Company reported a net loss applicable to preferred and common shareholders of $20.0 million or ($0.58) per diluted share compared to a net income applicable to preferred and common shareholders of $16.7 million or $0.39 per diluted share in 2011.

  In addition to the non-cash charges incurred in the fourth quarter, the Company’s expenses in 2012 included a one-time pre-tax expense of $0.9 million related to legal fees and the write-off of financing costs previously deferred in conjunction with the refinancing of the Company’s credit facility which enabled us to repurchase our preferred shares. 2012 also included a one-time $35.8 million reduction of net income available to preferred and common shareholders, reflecting the excess of redemption value over the carrying value in conjunction with the retirement of the Company’s preferred shares in March.

  Expenses in 2011 included a one-time tax benefit of $4.0 million, a $3.0 million non-cash charge for the impairment of an intangible asset and a $0.4 million non-cash loss on the disposal of property and equipment related to restaurant renovations.
  Excluding these non-cash charges and income from discontinued operations, non-GAAP diluted earnings per common share was $0.55 during the 53 weeks of 2012 compared to $0.32 during the 52 weeks of the prior year. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measures table for additional information.

Total revenues in 2012 rose 7.9% to $398.6 million compared to $369.6 million in the prior year. The increase in revenues was due to additional company and franchise restaurants, year-over-year increases in comparable store sales, and the additional week in fiscal year 2012.

  Food and beverage costs, as a percentage of restaurant sales, increased 80 basis points to 31.8% compared to 2011 and were driven by beef costs which were up 13% year-over-year.
  Restaurant operating expenses, as a percentage of restaurant sales, decreased 130 basis points for the full year to 50.5% due to cost management and the effect of higher sales on fixed costs.
  Marketing and advertising costs, as a percentage of total revenues, decreased 40 basis points to 2.8% for the year due to leverage from higher sales.
  General and administrative expenses, as a percentage of total revenues, increased 90 basis points to 7.1% for the year due to the extra week, increases in contract labor, the filling of open positions, and an increase in stock-based compensation.

Ruth’s Chris Steak House Sales

  For the full-year, average unit volume at company-owned Ruth’s Chris Steak House restaurants was $4.8 million. On a 52-week basis, comparable restaurant sales increased 5.2%.

Mitchell’s Fish Market Sales

  For the full-year, average unit volume at Mitchell’s Fish Market restaurants was $3.7 million. On a 52-week basis, comparable restaurant sales increased 2.5%.

Franchise Income

  Franchise income for the full year increased 11.0% to $13.8 million in 2012 driven by an increase in comparable franchise restaurant sales, the 53rd week of the year, and new franchised unit development during the year. Comparable restaurant sales increased 4.6%.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is introducing its full year 2013 outlook:

  Cost of goods sold of 32.5% to 33.5% of restaurant sales
  Restaurant operating expenses of 50.0% to 51.0% of restaurant sales
  Marketing and advertising of 3.0% to 3.5% of total revenues

  General and administrative expenses of $27 million to $28 million
  Effective tax rate of 28% to 32%
  Capital expenditures of $14 to $16 million
  Basic shares outstanding of 34.3 million to 35.0 million
  Fully-diluted shares outstanding of 35.3 million to 36.0 million

Conference Call

The Company will host a conference call to discuss fourth quarter 2012 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-457-2697. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 7634985. The replay will be available until February 22, 2013. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 company and franchisee-owned restaurants worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Winter Park, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s outlook on earnings, cash flow and operational flexibility. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include the risk factors identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 25, 2011 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof.

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss) - Unaudited
(Amounts in thousands, except share and per share data)

	14/13 Weeks Ended		53/52 Weeks Ended
	December 30,	December 25,	December 30,	December 25,
	2012	2011	2012	2011

Revenues:
Restaurant sales	$110,502	$95,409	$380,968	$353,606
Franchise income	3,881	3,598	13,836	12,464
Other operating income	696	634	3,785	3,503

Total revenues	115,079	99,641	398,589	369,573

Costs and expenses:
Food and beverage costs	34,484	30,179	121,030	109,577
Restaurant operating expenses	52,788	48,560	192,417	183,294
Marketing and advertising	4,847	4,106	11,220	11,806
General and administrative costs	9,217	5,789	28,299	22,803
Depreciation and amortization expenses	3,632	3,884	14,556	14,859
Pre-opening costs	274	0	540	192
Loss on impairment and asset disposals, net	4,955	3,478	4,955	3,478
Restructuring benefit	0	0	0	(502)
Gain on the settlement of unclaimed property liabilities	(683)	0	(683)	0

Total costs and expenses	109,514	95,996	372,334	345,507

Operating income	5,565	3,645	26,255	24,066

Other income (expense):
Interest expense, net	(605)	(604)	(2,365)	(2,892)
Debt issuance costs written-off	0	0	(807)	0
Other	99	(8)	6	(486)

Income from continuing operations before income tax expense	5,059	3,033	23,089	20,688
Income tax expense	1,391	451	6,659	1,597

Income from continuing operations	3,668	2,582	16,430	19,091
Loss (income) from discontinued operations, net of income tax benefit (expense)	18	(33)	51	(458)

Net income	$3,650	$2,615	$16,379	$19,549

Preferred stock dividends	0	623	514	2,493
Accretion of preferred stock redemption value	0	88	73	353

Excess of redemption value over carrying value of preferred shares redeemed	0	0	35,776	0
Net income (loss) applicable to preferred and common shareholders	$3,650	$1,904	(19,984)	$16,703
Basic earnings (loss) per common share:
Continuing operations	$0.11	$0.04	$(0.58)	$0.38
Discontinued operations	0	0	0	0.01
Basic earnings (loss) per share	$0.11	$0.04	$(0.58)	$0.39

Diluted earnings (loss) per common share:
Continuing operations	$0.10	$0.04	$(0.58)	$0.38
Discontinued operations	0	0	0	0.01
Diluted earnings (loss) per share	$0.10	$0.04	$(0.58)	$0.39

Shares used in computing net income (loss) per common share:
Basic	34,398,789	34,149,429	34,313,636	34,093,104
Diluted	35,314,347	43,324,815	34,313,636	43,252,101

RUTH'S HOSPITALITY GROUP, INC AND SUBSIDIARIES
Selected Balance Sheet Data - Unaudited
(dollar amounts in thousands)

	December 30,	December 25,
	2012	2011
Cash and cash equivalents	$7,909	$3,925
Total assets	231,357	240,220
Long-term debt	45,000	22,000
Total shareholders' equity	82,388	99,640

Non-GAAP Measure

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as alternatives to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited
(amounts in thousands, except share data)

	14/13 Weeks Ended		53/52 Weeks Ended
	December 30,	December 25,	December 30,	December 25,
	2012	2011	2012	2011
GAAP net income (loss) applicable to preferred and common shareholders	$3,650	$1,904	$(19,984)	$16,703
Net of tax impact of excluding certain non-recurring items - see Note	2,583	2,210	3,332	(2,191)
Net of tax impact of excluding loss (income) on discontinued operations	18	(34)	51	(459)
Net of tax impact of excluding excess of redemption value over carrying value of preferred shares redeemed	-	-	35,776	-
Non-GAAP net income applicable to preferred and common shareholders	$6,251	$4,080	$19,175	$14,053

Non-GAAP diluted earnings per share	$0.18	$0.09	$0.55	$0.32

Shares:
Weighted average number of common shares outstanding - basic	34,398,789	34,149,429	34,313,636	34,093,104
Dilutive shares	915,558	554,696	854,791	538,307
Dilutive convertible preferred stock	-	8,620,690	-	8,620,690
Weighted-average number of common shares outstanding - diluted	35,314,347	43,324,815	35,168,427	43,252,101

Note: Excludes after tax impacts of loss on impairment and asset disposals, restructuring benefit, gain on the settlement of unclaimed property liabilities, and non-recurring income tax adjustments.

CONTACT:
ICR
Media
Alecia Pulman, 203-682-8224
apulman@icrinc.com
or
Investor Relations
Fitzhugh Taylor, 203-682-8261
ftaylor@icrinc.com